UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           FORM 12b-25
                        (Amendment No. 1)

                    NOTIFICATION OF LATE FILING
                                                SEC FILE NUMBER
                                                    0-27142
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                                                CUSIP NUMBER
                                                 865490 10 6
                                                ----------------
                        (Check One):

[X] Form 10-K and Form 10-KSB   [ ] Form 20-F   [ ] Form 11-K
[ ] 10-Q and Form 10-QSB   [ ] Form N-SAR

     For Period Ended:
                      -----------------------------------------
     [ ] Transition Report On Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:
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     Read Instructions (on back page) Before Preparing Form.  Please
Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Exhibit 13
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PART I--REGISTRANT INFORMATION
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Full Name of Registrant:

L & B FINANCIAL, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

306 N. DAVIS ST.
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City, State and Zip Code

SULPHUR SPRINGS, TX 75482
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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
[X] portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III--NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Exhibit 13 (the Annual Report to Shareholders) could not be filed on the date the Form 10-K report was due because of unexpected difficulty in obtaining an electronic file that contained that report.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Sam Rosen                  (817)             336-9333
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          (Name)                   (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify
    report(s).                             [X] Yes    [ ] No

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
    the subject report or portion thereof?   [ ] Yes   [X] No

    If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           L & B FINANCIAL INC.
              -------------------------------------------
              (Name of Registrant as Specified in Charter)

has caused this notification to be signed on behalf by the undersigned hereunto duly authorized.

Date    OCTOBER 16, 1996              By   /s/ SAM ROSEN
    --------------------------          ----------------------------
                                           Sam Rosen

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                    SPECIAL POWER OF ATTORNEY

STATE OF TEXAS       )(
                     )(     KNOW ALL MEN BY THESE PRESENTS
COUNTY OF HOPKINS    )(

That the undersigned, a Texas corporation, has made, constituted and appointed, and by these presents does make, constitute and appoint, Sam Rosen, its true and lawful attorney and agent, to execute in its name, place and stead, a 12b-25 filing with the United States Security and Exchange Commission, and any amendment thereto, for the purpose of extending the time for the submission of any portion of the Form 10-K Report for the Company's fiscal year ended June 30, 1996, which the Company is unable to timely file, said attorney and agent to have full power and authority to do and perform in the name of and on behalf of the undersigned, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as the undersigned might or could do itself.

EXECUTED this 15th day of October, 1996.


                             L & B FINANCIAL, INC.


                             By: /s/ C. GLYNN LOWE
                                -----------------------------------
                                     C. Glynn Lowe
                             Its:    President




--------------------------ATTENTION------------------------------------

          INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
    CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                     GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. the form shall be clearly identified as an amended notification.

5. Electronic Filers. this form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T.